Exhibit 10.2

STATEMENT OF WORK

This Statement of Work is made pursuant to, and incorporates the terms of, the Master Services Agreement (the “Agreement”) dated January 1, 2023, as amended by and between Elevance Health, Inc., an Indiana corporation, f/n/a/ Anthem Inc. (“Company or “Elevance Health” or “Elevance”), and American Well Corporation (“Supplier”).

I.
DEFINITIONS

All capitalized terms used herein shall have the meanings given to them pursuant to the Agreement unless otherwise set forth herein. The parties agree that in the event of any conflict between the terms of the Agreement and the terms set forth herein, the terms set forth herein shall supersede the conflicting terms in the Agreement. The following additional definitions shall apply to this SOW:

1.1 Administrative User means an Elevance Health employee or Third Party Contractor that Elevance Health reasonably believes requires access to the American Well System to perform American Well System administration and other supported "back office" functionality.

1.2 American Well Documentation means the standard published materials authorized and distributed by Vendor to its licensees that describe the American Well System, and the installation and use of the American Well System, which includes without limitation the Converge Documentation set forth on Exhibit B hereto.

1.3 American Well System means the internet-based service provided by American Well to make available Online Care Enterprise, American Well's proprietary software platform that allow patients and healthcare providers to have live visits through video, secure text chat, phone and mobile devices. The Online Care Service includes Error Corrections and Enhancements to Online Care Enterprise (as such terms are defined in the American Well Hosting Operations Guide).

1.4 Authorized User means an individual whom Elevance Health has authorized to use the American Well System, including without limitation any individual who is (i) an Administrative User, (ii) a Provider or (iii) a Covered Individual.

1.5 Authorized User Data means all data relating to Authorized Users, delivered to Vendor for use in its performance of services, including without limitation (i) all data that personally identifies an Authorized User and (ii) all data related to Authorized Users which Authorized Users or Elevance Health subsequently input in the form of new entries or updates or modifications.

1.6 Designated Equipment means the equipment on which the American Well System is installed at the Designated Site, as defined in this SOW.

1.7 Designated Site means (a) for so long as Vendor provides the Hosting Services (as defined in Schedule I of this SOW), (a) the site from which Vendor provides such Hosting Service

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

or (b) if Vendor is no longer providing Hosting Services, the site specified in an advanced written notice to Vendor by Elevance Health at any time after it is determined that the Vendor will no longer provide such Hosting Services or any site specified in an advanced written notice to Vendor by Elevance Health thereafter; provided, however, that Vendor shall provide a response to any such Elevance Health request for consent within thirty (30) days from the date on which Vendor receives such request for consent, except that if Vendor requirements for due diligence may cause a delay, Vendor will provide Elevance Health with notice of such delay and shall respond to such request for consent as soon as reasonably practicable but in no event after more than sixty (60) days from the date on which Vendor receives such request for consent unless otherwise agreed to in writing by the parties.

1.8 Enhancement means a change or addition, including any minor or major upgrade or version (other than an Error Correction, as defined in Section 1.11 of this SOW, or New Product, as defined in Section 1.15 of this SOW) that improves the function or substantially enhances the performance of the American Well System or portion thereof, as licensed hereunder, and is provided generally at no additional charge, to licensees of the American Well System who contract for Support and Maintenance Services, as defined in Schedule II of this SOW."

1.9 Error means a defect in the American Well System that results in the American Well System not functioning in material conformity with the American Well Documentation and/or the Agreement.

1.10 Error Correction means a change to the American Well System, or a workaround, that is in a form that allows its application to the American Well System to reestablish material conformity with the American Well Documentation and the Agreement.

1.11 License means a limited, nonexclusive, non-transferable, non-sublicensable, license during the term of the Agreement to (i) use the American Well System, in Object Code (as defined in Section 1.20 of this SOW) format only, only on the Designated Equipment and at the Designated Site, to implement and operate an Online Health Services (as defined in the Agreement) capability in the United States or any part(s) thereof; and (ii) to use the American Well Documentation to support such authorized use of the American Well System. As part of the License, Elevance Health may allow Authorized Users to access and use the American Well System on the Designated Equipment at the Designated Site.

1.12 Major Release means a release of the American Well System denominated by the number to the left of the decimal point (e.g., 2.0, 3.0).

1.13 Minor Release means a release of the American Well System denominated by the number to the right of the decimal point (e.g., 2.1, 3.1).

1.14 New Product means a Vendor product that is not an Enhancement that consists of substantial new features and functionality which is marketed and sold as a separate new product and which is priced, licensed or sold by Vendor to customers and potential customers.

1.15 Object Code means executable, machine-readable software code.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

1.16 Online Health Services means health care services rendered by licensed health care professionals who use the American Well System to communicate with consumers.

1.17 Professional Services means those additional services and deliverables the Vendor provides in conjunction with the operation of the American Well System as agreed to by the parties and set forth in a Statement of Work.

1.18 Provider means a physician, nurse or other provider of Online Health Services, authorized by Elevance Health to provide care through the American Well System." "Provider Group" means a two or more Providers who are affiliated with each other.

1.19 Single Instance means the sole Elevance Health production instance of the American Well System as licensed under this Agreement, as authorized to be operated by or on behalf of Elevance Health in accordance with Section 2.1 of this SOW.

1.20
Source Code means the American Well System proprietary software code in humanreadable, programming language.

1.21
Statement of Work means a written document, executed by Elevance Health and Vendor pursuant to this Agreement and referencing this Agreement, which includes a project plan for the provision of the applicable Vendor Services (as defined in the Agreement) by Vendor, including the projected schedule, the fees to be paid and schedule for payments, and such additional provisions as the parties may agree.

1.22 Term of SOW shall begin on 01 January 2023 and shall end 3 years unless earlier terminated in accordance with the Agreement. (“Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for successive one (1) year terms (each an “Extension Term”, and collectively, the “Term”), unless either party provides the other with notice of its intent to terminate not later than twelve (12) months prior to the expiration of the Initial Term or then-current Extension Term (as applicable).

1.23 Elevance Health Provided Content means any data, content or communications other than Elevance Health Information which are provided to Vendor by or on behalf of Elevance Health for inclusion in the Services.

2. AMERICAN WELL LICENSE SYSTEM

2.1 License Grant. Vendor hereby grants to Elevance Health a License for use of the American Well System in the United States. Under this License, Elevance Health, or an Affiliate of Elevance Health on Elevance Health's behalf, will have the right to operate on behalf of Elevance Health one production instance of the American Well System.

2.2 License Term. The License granted to Elevance Health in Section 2.1 above shall be in effect for as long as the Agreement is in effect (the "License Term''), which License Term shall commence on the Effective Date (as defined in the Agreement) and terminate as set forth herein.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

2.3 Restrictions on use.

2.3.1 Third Parties. Elevance Health's access to and use of the American Well System is restricted solely to its Administrative Users who are required by Elevance Health to maintain the American Well System confidential in accordance with this Agreement. Except for providing access to Authorized Users including Third Party Contractors as permitted hereunder, Elevance Health shall not directly or indirectly distribute, transfer, sell, rent, lease, sublicense or loan the American Well System or American Well Documentation to any other party. Elevance Health agrees that it is fully responsible for the actions of each of its employees and agents with respect to the proper use and protection of the American Well System, whether or not such individual is or was acting within the scope of his or her employment or authority. The rights granted to Elevance Health herein expressly exclude the right to make the American Well System or American Well Documentation available to third parties in a service bureau arrangement or for any similar commercial time sharing or third party training use. Elevance Health shall not use, or allow others to use, the American Well System in any manner other than as expressly provided for in this Agreement.

2.3.2 Terms of Use. Elevance Health agrees that prior to any use of the American Well System by an Authorized User, such Authorized User (for both providers and for consumers) shall be required to agree to terms of governing use of the American Well System. The terms of use may be updated on a periodic basis by Elevance Health and will be submitted to Vendor for approval (not to be unreasonably withheld) and, if approved, inclusion in the American Well System.

2.3.3 Copies. If Vendor hosts the American Well System for Elevance Health, Elevance Health shall not copy, in whole or in part, the American Well System. Elevance Health may make a reasonable number of copies of the American Well Documentation as necessary to support Elevance Health's licensed use of the American Well System. Elevance Health shall reproduce and include in all copies of the American Well Documentation the copyright notices and proprietary legends as they appear in the American Well Documentation.

2.3.4 No Reverse Engineering: No Unauthorized Use. Notwithstanding anything to the contrary in the Agreement, Elevance Health shall not have the right under this Agreement: (i) to reverse engineer, decompile, disassemble, re-engineer or otherwise create or attempt to create or permit, allow, or assist others to create the Source Code of the American Well System, or their structural framework; (ii) to modify or create Derivative Works of the American Well System; or (iii) to use the American Well System in whole or in part for any purpose except as expressly provided under this Agreement. Notwithstanding the foregoing, Elevance Health may modify and create Derivative Works of the American Well Documentation for the purpose of creating technical materials for internal use by Elevance Health and for the purpose of creating training materials for use by Administrative Users or Providers. In any such Derivative Works of the American Well Documentation, Elevance Health agrees not to make any material misrepresentation as to the performance or functionality of the American Well System. Elevance Health shall reproduce and include in all copies of the American Well System and the American

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Well Documentation the copyright notices and proprietary legends as found on the American Well System and American Well Documentation at the time the copy was made and as found on the media containing the American Well System licensed hereunder at the time the copy was made.

2.3.5 Intentionally left blank.

2.3.6 Reservation of Rights. Notwithstanding anything to the contrary contained herein, Vendor shall at all times solely and exclusively own all rights, title, and interest in and to the American Well System, the American Well Documentation and all Derivative Works thereof, materials created or generated by Vendor in performance of services, and all intellectual property rights in the foregoing. No implied licenses are granted herein. Without limiting any prohibition provided herein, Elevance Health hereby assigns to Vendor all right, title and interest in and to the American Well System, the American Well Documentation, and all Derivative Works of the foregoing, and all materials created or generated by Elevance Health in connection with this Agreement.

3. SOURCE CODE

3.1 Escrow. After execution of this Agreement, Vendor shall add Elevance Health as a beneficiary under Vendor's current escrow agreement with Iron Mountain Intellectual Property, Inc., pursuant to which Vendor shall escrow the Source Code for Elevance Health's benefit throughout the term of the Agreement. Vendor shall pay and be responsible for fees to establish and maintain such escrow agreement. Elevance Health shall pay and be responsible for the associated beneficiary fees set forth in such escrow agreement.

3.2 Conditional Source Code License.

3.2.1. Upon the occurrence of a Source Code Release Event (defined in this Section 3.2.3 below), Vendor hereby grants to Elevance Health a nonexclusive, royalty-free, non transferable, non-sublicensable, limited license during the Release Period (defined this Section 3.2.2 below) to use, copy, modify, and create Derivative Works of the Source Code in such manner as is necessary to develop and deploy Error Corrections for Elevance Health's own internal use in accordance with this Agreement.

3.2.2 For purposes hereof, "Release Period" means the period of time between the occurrence of the Source Code Release Event and the correction of the situation giving rise to the Source Code Release Event, but in the case of Bankruptcy, it shall be the period of time between the commencement of Bankruptcy and the cessation of the Bankruptcy event. Immediately upon conclusion of the Release Period, Elevance Health shall cease use of and destroy or, at Vendor's discretion, return all copies of the Source Code to Vendor.

3.2.3 For purposes hereof, "Source Code Release Event" means the existence of the following circumstances: BOTH (A)(i) Vendor ceases to be in the business of providing Support and Maintenance Services with respect to all versions of the American Well System for at least thirty (30) consecutive days; or (ii) upon the Bankruptcy of Vendor if as a result of such Bankruptcy, Elevance Health's ability to perform its contractual obligations to its customers with respect to the American Well System is materially adversely affected without release to Elevance

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Health of the Source Code; AND (B)(x) Vendor's obligation to provide Support and Maintenance Services has not been assumed by another party under the conditions set forth in Agreement, and (y) Elevance Health cannot obtain substantially similar support and maintenance services at a substantially similar cost for the American Well System from another party; OR (C) Vendor has failed to provide Support and Maintenance Services to Elevance Health and (a) such failure constitutes a material breach of Vendor's obligation to provide Support and Maintenance Services under the Agreement, (b) Elevance Health has provided advance written notice of such failure, (c) Vendor has not cured such failure and (d) the Source Code is needed to cure the failure.

3.2.4 For purposes of this Agreement, bankruptcy shall be deemed to have occurred with respect to Vendor upon the happening of any of the following: (a) a trustee is appointed to wind down the operations of Vendor and liquidate its assets; (b) an involuntary proceeding is commenced against Vendor under Title 11 of the United States Code (the "Bankruptcy Code'') and such petition is not dismissed within ninety (90) days of the filing thereof; (c) a voluntary proceeding is commenced by Vendor under the Bankruptcy Code and Vendor has not, within one hundred twenty (120) days after entry of the order for relief, filed a plan of reorganization that has a reasonable possibility of being confirmed within a reasonable time; or (d) the making by Vendor of a general assignment for the benefit of creditors.

4. GENERAL OBLIGATIONS OF THE PARTIES RELATIVE TO THE AMERICAN WELL SYSTEM

4.1 Service Warranty. Vendor warrants that all Vendor Services (including Professional Services) shall be performed by qualified personnel in a good and workmanlike manner.

4.2 American Well System Warranty. Vendor covenants and warrants that the American Well System will perform substantially in accordance with the material portions of the standard published materials authorized and distributed by Vendor to its service customers that describe the use of the American Well System. Vendor does not covenant or warrant that operation of the American Well System will be uninterrupted or error free.

4.3 Remedy. So long as Elevance Health notifies Vendor in writing of a breach of the foregoing warranties in Sections 4.1 and 4.2, Vendor will use commercially reasonable efforts to repair the American Well System or Vendor Service or replace or re-perform the same. If Vendor fails to cure or to make substantial progress towards cure of such breach within 30 days of receipt of notice from Elevance Health of breach of this warranty, as Elevance Health's sole and exclusive remedy for such failure, Vendor shall refund to Elevance Health a pro-rata proportion of the pre-paid license fees paid by Elevance Health). This refund shall be Elevance Health's exclusive remedy for a breach of the covenant and warranty stated in this section.

4.4 Disclaimer of Warranties. Except as provided in section 4.1 and 4.2 above, vendor hereby expressly excludes and disclaims all warranties of any kind whatsoever relating to the American Well System. Without limiting the generality of the immediately preceding sentence, vendor disclaims any implied warranties of merchantability, fitness for a particular purpose and non-infringement in respect of the American Well System. Except as provided in sections 4.1 and 4.2, American Well is providing the American Well System to Elevance Health and Authorized Users "as is", with no other warranties whatsoever, including, without limitation, any warranties arising from course of dealing, course of performance or usage of the trade. Further, Vendor does

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

not warrant that the American Well System will be error-free or be provided (or be available) without interruption or with continuous access. Vendor makes no warranties with respect to content, products and services of third parties which vendor may supply to Elevance Health for use in connection with the American Well System.

Elevance Health acknowledges and agrees that Vendor is not engaged in the practice of medicine and that Vendor is not determining appropriate medical use of any data or services provided by vendor in the American Well System. All medical diagnostic and treatment decisions are the responsibility of providers.

4.5 Exclusions. The warranty in Section 4.2 shall not apply to the American Well System to the extent that it has been modified by any party other than Vendor, unless such modification was at the direction of Vendor. Vendor shall have no obligation to Elevance Health under the warranty, or otherwise, if the failure of the American Well System to meet the warranty can be attributable to causes that are not the responsibility of Vendor.

4.6 Application Hosting. Vendor shall provide the Hosting Services described in Schedule I to this SOW and otherwise subject to the provisions of the Agreement.

4.7 Intentionally left blank

4.8 Elevance Health Provided Trademarks and Materials. As described in the American Well Documentation, Elevance Health may brand the American Well System with Elevance Health's logo or other trademark, trade name or newly developed name (each a "Elevance Health Mark"), provided that Elevance Health shall not modify in any manner any of the copyright notices, proprietary legends or Vendor branding that appears in the copy of the American Well System provided to Elevance Health without Vendor's prior written consent. The Vendor logo (and/or such other Vendor designation as agreed by the parties), in at least 10 point font if it is text, or in at least 176x32 pixels if it is a picture, shall appear on every page of the American Well System.

4.9 Duties in the Event of a Claim.Suit or Medical Incident.

4.9.1 If Elevance Health becomes aware of any medical incident involving a service provided through the American Well System which may reasonably be expected to give rise to a claim being made against any Provider, Elevance Health shall notify Vendor in writing as soon as possible (but in any event within ten (10) Business Days, as defined in the Agreement). To the extent possible, notice should include: (i) how, when and where the medical incident took place; and (ii) the nature and location of any injury or damage arising out of the medical incident.

4.9.2 If Elevance Health becomes aware of a claim or suit brought against a Provider arising out of a medical incident involving a service provided through the American Well System, Elevance Health shall (i) immediately record the specifics of the claim or suit and the date received; (ii) provide Vendor with written notice of the claim or suit as soon as possible (but in any event within ten (10) Business Days); and (iii) immediately send Vendor copies of any demands, notices, summonses or legal papers received in connection with the claim or suit.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

4.9.3 Required Investigation. Upon receipt of notice from Vendor or other party of any complaint about a Provider or Elevance Health, Elevance Health shall promptly initiate an investigation of the complaint in accordance with Elevance Health's standard risk management processes and take such actions as are deemed necessary to prevent the occurrence of medical incidents involving a Provider or Elevance Health that may give rise to injury or liability.

4.10 Clearance for Certain Elevance Health Provided Software. If Elevance Health will provide any software or access to software to Vendor, then before commencement of Vendor's services or before such software is accessed or used by Vendor, Elevance Health shall have the opportunity to ascertain whether it has the license rights to permit Vendor to access and use the third-party software needed for such purpose. Elevance Health may cancel or postpone any specific work with Vendor (without any financial penalty and without such cancellation constituting a breach of contract by Elevance Health) if Elevance Health determines that it does not possess the needed license for Vendor's provision of the American Well System for which such third-party software is needed

4.11 Cooperation with and Access by Third Parties. Elevance Health may from time to time hire Third Party Contractors to perform services or provide products relating to Elevance Health's business, which may be integrated with the American Well System (an "Integrated Project"). Vendor shall cooperate with and work in good faith with any Elevance Health Third-Party Contractor(s) as reasonably requested by Elevance Health in connection with the use of the American Well System.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Subject to the restrictions on confidentiality and use contained in this Agreement and other appropriate protections as may be necessary in Vendor's reasonable discretion, such cooperation may include knowledge sharing of standards, policies, quality assurance and testing processes, as applicable, to ensure smooth deployment of Integrated Projects and/or the smooth and efficient transition of the American Well System to or from, Vendor and any Elevance Health Third Party Contractor. Notwithstanding the foregoing, Elevance Health may not provide any Third Party Contractor access to the American Well Documentation, any system design or system configuration documentation relating to the American Well System or to the installation of Vendor's software or related technology without the express prior written consent of Vendor. Subject to the foregoing, nothing in the Agreement shall restrict access by a Third Party Contractor to the American Well System and/or Works, as applicable, as an Administrative User (but not as an Administrative User with system configuration privileges) as reasonably required for such Elevance Health Third Party Contractors to perform functions for and on behalf of Elevance Health; and provided that such Elevance Health Third Party Contractors shall use or access the American Well System solely for Elevance Health's benefit and shall have agreed to confidentiality provisions no less restrictive than those contained in this Agreement. Elevance Health shall remain responsible for such Elevance Health Third Party Contractor's use or access to the American Well System in accordance with the terms of the Agreement. Notwithstanding the foregoing, Elevance Health may not provide access to the American Well System, nor shall Vendor be required to cooperate with, any Elevance Health Third Party Contractor that is a Vendor Competitor. For purposes hereof, "Vendor Competitor" shall mean an entity engaged or, to Elevance Health's knowledge, intending or planning to engage, in the development, distribution, and/or sale of a technology platform (or technology or services related thereto) that brokers the real-time availability of professional services in a market place between consumers and the providers of such professional services or facilitates communication among various involved parties, including, but without limitation, among providers of professional services.

4.12 General Obligations.

4.12.1 Obligations of Elevance Health Relating to Professional Services. Vendor shall have no liability to Elevance Health for Elevance Health's damages, expenses or costs from delays or failures in Vendor's performance of the Services under the applicable Statement of Work resulting from: (i) failure of Elevance Health to perform its responsibilities set forth in this Section 4.6; or (ii) failure of Elevance Health to provide accurate and complete data and instructions, in accordance with the procedures set forth in the applicable Statement of Work. Any delays in performance by Elevance Health shall result in a corresponding extension in the time periods for performance by Vendor of any of its obligations that rely on the performance of Elevance Health that was delayed. Such delays may result in an adjustment to the fees described in the applicable Statement of Work.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

4.12.2 Requests for Enhancements. At any time during the Term (as defined in the Agreement), Elevance Health may request that Vendor develop an Enhancement to the American Well System for Elevance Health. Elevance Health shall submit such request to the Executive Steering Committee. If the Executive Steering Committee decides that such request should be the subject of a Statement of Work for the development of the Enhancement, the parties will negotiate in good faith the terms and conditions of such Statement of Work.

AMERICAN WELL CORPORATION		ELEVANCE HEALTH, INC.
By:	/s/ Brad Gay	By:	/s/ Jim Ardell
	Signature		Signature

Title:	General Counsel	Title:	VP , Corporate Services
Date:	November 17, 2022	Date:	November 28, 2022

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

SCHEDULE I

HOSTING SERVICES

Subject to the terms and conditions herein, Vendor shall provide the services described in this Schedule I (the "Hosting Services") to Elevance Health for the License Term as defined in the SOW.

1.
HOSTING SERVICE.

1.1 Hosting Services Provided. Vendor shall host, maintain and provide the American Well System to Authorized Users in accordance with the terms and conditions set forth herein and in the Agreement. Vendor agrees to provide to Elevance Health the following throughout the Hosting Term: Vendor shall provide and maintain all facilities, equipment, software and other items required for providing the Hosting Services. Elevance Health consents to Vendor's engagement of subcontractors for the provision of Hosting Services (each, an "Approved Subcontractor''). In the event Vendor outsources or subcontracts all or a portion of the Hosting Services to an Approved Subcontractor, Vendor shall remain responsible for meeting all of its obligations under this Agreement. Vendor shall maintain, during the Hosting Term, commercially reasonable maintenance agreements for the hardware, system software and network infrastructure used by Vendor in its performance of the Hosting Services hereunder.

1.2 Technical Standards. Vendor agrees that Hosting Services shall be consistent with current telecommunications and Internet industry standards, as the same may change from time to time. For measurements required herein, Vendor may assume a stable, standard T1 connection to the Internet and measurements made at random times throughout the day. Upon request, Vendor will provide Elevance Health with a list of minimum recommended and technical PC standards for access to and use of the American Well System.

1.3 No Disabling Code. During the Hosting Term, Vendor represents and warrants that prior to delivery of the American Well System to Elevance Health it has successfully tested the American Well System to determine if the American Well System contains threats known as software viruses, time or logic bombs, trojan horses, worms, trap doors or other functions, instructions, devices or techniques, whether implemented by electronic, mechanical or other means, that can or were designed to erase data or programming, infect, disrupt, damage, disable or shut down a computer system or any component of such computer system, including, but not limited to, its security or user data, or otherwise cause the American Well System to become inoperable or incapable of being used in accordance with the American Well Documentation.

1.4 Hosting Location. Vendor shall deliver the Hosting Services from a site or sites located in the United States, each of which shall be SAS-70 certified or certified under another equivalent standard. The Hosting Services will be rendered in a facility that is consistent with high industry standards for fireproofing, power and backup generation, structural integrity and resistance to other natural and man-made disruptions (the "Facility''). In addition, the Facility shall be secured against physical and electronic intrusion in a manner consistent

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

with high industry standards. Vendor shall provide Elevance Health with at least thirty (30) days prior written notice of a change in the location from which Vendor delivers the Hosting Services. For purposes of this Agreement, Vendor shall be deemed to have met the requirement of "high industry standards" in respect of an obligation hereunder if the Facility has been verified by a SAS-70 audit to have controls suitably designed to achieve respective defined control objectives.

1.5 Multiple Telecommunications Providers. The Facility shall be served by no less than two (2) separate high-speed telecommunications providers and the Facility shall have the ability to switch between telecommunications providers to reduce outages.

1.6 Security. Vendor shall implement security measures in accordance with the specifications set forth on Attachment A to this Schedule I. Elevance Health reserves the right to terminate the Agreement in accordance with this SOW if Vendor is in material breach of its obligations under this Section 1 and such breach can not be cured within 30 days.

2. ELEVANCE HEALTH OBLIGATIONS. As a condition to Vendor's performance of the Hosting Services, Elevance Health agrees as follows:

2.1 Security. Elevance Health shall ensure that it has adequate security mechanisms in place to protect the confidentiality of Authorized Users' passwords and IDs. In addition, Elevance Health shall secure and encrypt all information electronically transmitted to Vendor using encryption technology as agreed by the parties from time to time. Elevance Health shall have installed and maintain via automatic updates virus protection software or equivalent patched hardened server environment on all servers transmitting data to the Vendor environment.

2.2 Tortious, Criminal, and Illegal Activity Violations of Terms of Use. Upon either party's reasonable belief that tortious, criminal or illegal activity, or any activity in violation of the Terms of Use may be associated with an Authorized User's utilization of the American Well System, such party may, and in the case of Vendor, upon prior written notice (if possible or as soon as possible thereafter) to Elevance Health, describing in reasonable detail such alleged activity, without incurring any liability, temporarily suspend such Authorized User's account solely for the amount of time necessary for the investigation and resolution of the issue or terminate such Authorized User's account, in its reasonable discretion. The parties agree to promptly cooperate in good faith to address such issues.

2.3 Operating Environment. Elevance Health shall be responsible for delivering and receiving data, and ensuring that Administrative Users deliver and receive data, from and to the Vendor servers via protocols and standards agreed upon by Vendor and Elevance Health. Elevance Health shall be responsible for procuring connectivity to access or use the Hosted Services and for paying all charges related thereto.

3. AUTHORIZED USER DATA.

3.1 Return of Authorized User Data. Upon request by Elevance Health at any time during the Hosting Term and upon expiration or termination of the Hosting Term, Vendor will (A) promptly return to Elevance Health all or any part of Authorized User Data; and (B) erase

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

or destroy all or any part of Authorized User Data in Vendor's possession, in each case to the extent so requested by Elevance Health, except that Vendor may keep one copy of the Authorized User Data (i) for purposes of resolving any dispute which may arise between Elevance Health and Vendor with respect to the Hosting Services under the Agreement, or any litigation which may arise, or (ii) in order to provide Hosting Services hereunder in compliance with, or in order to verify compliance with, any applicable law related to Vendor's provision of the Hosting Services hereunder. Each request for the return of Authorized User Data pursuant to this Section must be submitted to Vendor in writing signed by the Elevance Health Executive Sponsor Elevance Health acknowledges that Vendor will need at least seven (7) Business Days to comply with any request under this Section. Elevance Health shall pay Vendor for the cost of preparing and providing Elevance Health with the returned data at Vendor's then current hourly rates as set forth in the applicable Statement of Work.

3.2 Use of Authorized User Data by Vendor. In compliance with applicable law, Vendor may use Authorized User Data for internal business purposes related to the delivery of the Hosting Services (but in any case, not for business purposes unrelated to the provision of the Vendor Services to Elevance Health), including without limitation for the provision of support, hosting capacity planning and joint Vendor/Elevance Health marketing initiatives.

4. UPGRADING & VERSIONING. Vendor shall provide Error Corrections and Enhancements to Elevance Health at no additional charge in accordance with SOW, and Vendor will be responsible for installing and implementing such Error Corrections and Enhancements.

5. BACKUP AND DISASTER RECOVERY SERVICES.

5.1 Backup. In connection with the delivery of Hosting Services, Vendor will provide backup services in accordance with the provisions herein.

5.2 Disaster Recovery. Vendor shall implement and maintain a disaster recovery plan and shall test and recover the American Well System in compliance with such plan. Vendor shall deliver to Elevance Health a copy of the current plan once per year during the Hosting Term. Such disaster recovery plan shall meet, at a minimum, the following criteria assuming all infrastructure is available and fully operational:

(a) Recovery Time Objective ("RTO") for recovery to a provisional system with limited functionality within [**] hours from the disaster or declared disaster;

(b) Recovery Point Objective ("RPO") of not more than [**] of data loss prior to the point of the business interruption;

Once per calendar year, Vendor will perform exercises to test Vendor's capabilities to recover data from offsite storage and to build out a provisional system.

The parties must notify the other party by phone of a disaster or declaration of a disaster. Vendor must notify Elevance Health by calling Elevance Health's Network Operations Center@ 800-647-1857 (24 x 7 x 365). E-Mail is not an acceptable form of communication when contacting Elevance Health regarding a technical issue or outage. All contact must be made to the Network Operations Center.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

6. REPORTING. Once each month, Vendor shall provide Elevance Health with written reports in connection with the delivery of Hosting Services in accordance with the provisions of Exhibit A.

7. DESIGNATED URL.

7.1 During the Term of the Agreement, and subject to the terms and conditions of the Agreement, and so long as Vendor is providing the Hosting Services, Elevance Health will designate a URL/hosting domain ("Designated URL"), which may incorporate Elevance Health's trademark(s), in whole or io part. The American Well System shall be operated at the Designated URL. Vendor shall be responsible for (a) registering the Designated URL with a reputable registrar (and identifying Vendor as administrative contact for the Designated URL), and (b) maintaining the Designated URL; in each case for Elevance Health's benefit, and solely for the purpose of providing the Vendor Services to Elevance Health. In no event shall the foregoing be construed to grant Vendor any right with respect to any of Elevance Health's trademarks, and Vendor acknowledges that any and all use of the Designated URL by Vendor shall be subject to the license provisions io SOW of this Agreement and shall inure solely to the benefit of Elevance Health. Upon expiration or termination of this Agreement or the Hosting Services, Vendor shall promptly take all steps as may be reasonably necessary to assign and transfer the Designated URL to Elevance Health (or Elevance Health's designee) in accordance with the domain name transfer procedures of the applicable registrar, including executing applicable domain name registrar transfer agreements or documents, assignments, lawful oaths and any other papers which Elevance Health may deem necessary or desirable at Elevance Health's expense.

7.2 During the Term (as defined io the Agreement), and subject to the terms and conditions of the Agreement, and so long as Vendor is providing the Hosting Services, Elevance Health grants to Vendor a non-exclusive, limited, revocable, non-transferable, non-sublicenseable license to use Elevance Health's trademark(s) (including the Designated URL) only as reasonably necessary for Vendor to provide the Vendor Services to Elevance Health. All use of such trademark(s) shall be subject to the quality control provisions io the Agreement, and shall inure solely to the benefit of Elevance Health.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

ATTACHMENT A to SCHEDULE I

HOSTING SECURITY REQUIREMENTS

1. PHYSICAL SECURITY

Physical access to Vendor's Internet Data Center ("IDC") will be restricted to authorized personnel only. Access to the Area where Elevance Health information is processed will be restricted to those personnel specifically authorized by Vendor or Elevance Health. Access to the IDC buildings is limited and non-employees/contractors are escorted by Vendor approved personnel. Access to these areas is to be controlled by key or physical token. All access to these areas is to be logged for audit purposes. Equipment which contains Elevance Health information will be physically secured within the computer room.

2. SYSTEM SECURITY

All remote access capabilities (to the systems or areas behind the firewall) require authentication procedures. Authentication will be implemented using a minimum of username and encrypted password verification. Vendor will implement a policy that passwords will be selected such that system passwords are complex enough in length to reduce "dictionary attacks" to crack these passwords. All system access except that absolutely necessary to utilize and administer the American Well System will be configured by Vendor to prevent an intruder from gaining access to the system. All requests denied access will not receive any information about the Vendor hosting configuration. Vendor shall track and implement applicable security patches and updates to all software products used in the American Well System including but not limited to operating systems, database management systems, third party products, firewalls, anti-virus software, anti virus signature/definition files, intrusion prevention and detection software or firmware used in networking equipment. Unless otherwise required, these changes will be applied during Scheduled Maintenance.

3. OFFERING SECURITY

No third party who is not a contractor of Vendor shall have access to Elevance Health information or web server access log files containing URLs used exclusively by Elevance Health. All user input and data, including URL name-value arguments, will be checked for its appropriateness based on its format, size and validity. All outside data requests (i.e., http/https requests) are allowed in a specified, controlled format which is processed by Vendor according to prescribed procedures and the request results are then sent back to the outside party. The main Vendor servers do not have the ability to remotely execute arbitrary outside requests, except for requests included in the product offering and remote management performed over a secure connection, according to Section 2 above. All traffic traversing any unsecured network, used to remotely manage the Vendor servers, will be performed over a secured, encrypted VPN tunnel.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

4. NETWORK SECURITY

The Vendor network contains packet filter(s) which have been configured to allow access only to the protocols necessary to allow the American Well System to function. All other network access to Vendor by third parties is segmented to provide Vendor's network traffic in isolation of other network traffic. All other protocols are explicitly denied. Monitoring procedures of the firewall will immediately inform Vendor of any unauthorized access or otherwise suspicious attempts to access secured portions of the system across the network.

5. GENERAL

Vendor shall report any security breaches or compromises to Elevance Health within one (1) Business Day (as defined in the Agreement) following the day on which Vendor qualifies the occurrence, not to exceed five (5) Business Days following the event, or earlier if required by applicable law. Any security breaches or compromises shall be terminated immediately through the best efforts of Vendor. At no time shall Vendor allow any security breach or compromise to persist for any amount of time in order to determine the identity of the perpetrator or for any other reason, except as required by law or Elevance Health or as deemed necessary by Vendor to stop the compromise. Vendor shall present Elevance Health with documentation of the cause, remedial steps and future plans to prevent a recurrence within five (5) Business Days following the day on which Vendor qualifies the occurrence of the security breach or compromise. If these measures are not deemed acceptable, based on Elevance Health's reasonable judgment, Vendor shall, upon receipt of written request from Elevance Health, enter into good faith negotiations to address the differences within five (5) Business Days.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

SCHEDULE II

SUPPORT AND MAINTENANCE SERVICES

Subject to the Agreement, Vendor shall provide the services described in this Schedule II (the "Support and Maintenance Services") to Elevance Health described below on the terms and conditions set forth herein.

1. MAINTENANCE SERVICES:DELIVERY OF UPDATES

Vendor shall provide Elevance Health with updates to the American Well System containing Error Corrections, and, in certain instances, minor or major Enhancements. Vendor shall make available such Error Corrections and Enhancements to Elevance Health at or around the time that such Error Corrections and Enhancements are made available generally to Vendor's customers, to which Vendor provides similar services. Delivery of such shall be electronically via notice of a connection to a secure FTP site, or other reasonable equivalent mechanisms. Vendor shall, at no additional cost to Elevance Health, make available Error Corrections and Enhancements to Elevance Health. Any and all Error Corrections and Enhancements so developed and delivered by Vendor, shall be owned by Vendor, shall be deemed part of the American Well System and shall be licensed to Elevance Health in accordance with the terms and conditions of the Agreement. Vendor shall provide Error Corrections, Enhancements, support and maintenance at no additional charge for the Single Instance of the American Well System operated by Elevance Health. New Products shall be made available to Elevance Health on commercial terms and conditions negotiated in good faith by the parties. Vendor shall, at no additional charge to Elevance Health, make available, install and configure Error Corrections, and Enhancements for the Single Instance of the American Well System operated by Elevance Health except for custom configuration requests that may be made by Elevance Health. Custom configuration will be performed at Elevance Health's request pursuant to a Statement of Work at additional charge based on the Vendor Professional Services Rate set forth in Exhibit A. For purposes hereof, "custom'' configuration includes work that is required or requested outside of the standard hosting upgrade procedure used and issued by Vendor at the time the Error Correction or Enhancement is made generally available.

2.
SUPPORT SERVICES: ISSUE RESOLUTION

During the Term, Vendor shall provide to Elevance Health reasonable support services to respond to inquiries and technical support requests from Elevance Health relating to the ongoing operation of the American Well System (each such inquiry or technical support request shall be referred to for purposes of this Agreement as an "Issue''). If after investigation of an Issue reported by Elevance Health, Vendor determines that the Issue constitutes an Error, Vendor shall provide Error Correction at no charge to Elevance Health. If after investigation of an Issue reported by Elevance Health, Vendor determines that the Issue does not constitute an Error, support services with respect to such Issue shall be provided to Elevance Health on a time and materials basis at the rates set forth in Exhibit A. However, the first twenty (20) hours per month of services that are provided with respect to Issues that are not Errors shall be provided to Elevance Health free of charge.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

3. SUPPORT RESPONSIBILITIES

a. Levels of Support. For purposes of this Schedule II, the Levels of Support are defined as follows:

Level 1 Service: The service provided in response to the initial phone or other inquiry call placed by an Authorized User which identifies and documents a suspected Issue in the American Well System. This includes, but may not be limited to, call-logging and validation, problem source identification assistance, problem analysis, problem resolution, and preventive and corrective service information.

Level 2 Service: The service provided to analyze or reproduce the suspected issue or to determine that the suspected Issue is not reproducible and to resolve the reproducible issue. This includes, but is not limited to, problem recreation, in-depth technical analysis and problem resolution and passing the reproducible issue to Level 3 Service with proper documentation that proves the issue exists.

Level 3 Service: The service provided to resolve reproducible issues that are determined to be, or are highly probable to be, the result of a defect in the American Well System, and which requires design engineering knowledge or expertise to isolate and resolve.

b. Respective Support Responsibilities. During the Term, Vendor shall provide Levels 1, 2 and 3 Service. Level 2 and Level 3 Service shall be rendered solely to Elevance Health. Level 1 Service shall be rendered directly to Authorized Users.

c. Third Party Components. Vendor shall use commercially reasonable efforts to make available to Elevance Health the standard maintenance and support services provided to Vendor by the vendors of Third Party Components, if any, without any additional charge to Elevance Health.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

4. LEVEL 3 SERVICE ISSUE CLASSIFICATION, REQUIRED VENDOR RESPONSE AND ISSUE NOTIFICATION PROCEDURES

a. Issue Classification. Vendor shall respond to Level 3 Service Issues reported by Elevance Health according to their Severity as set forth below:

Table 1 - Classification of Issues

Severity	Criteria
1 – a/k/a “business stand"	An Issue that results in catastrophic failure of the American Well System or poses a significant, imminent risk to protecting the privacy of Protected Health Information.
2	An Issue that results in the American Well System being usable, subject to major restrictions on essential workflows of such American Well System, for which there are no workarounds.
3

An Issue that results in the American Well System being usable, subject to major restrictions on essential workflows of such American Well System, for which there are available workarounds, or an Issue that disables non-essential workflows, regardless of whether a workaround exists.

4	An Issue that results in inconveniences of the American Well System, which are not critical to the operation of the American Well System and for which there are workarounds.

b. Vendor Corrective Action. Upon receipt from Elevance Health of a report of a suspected Level 3Service Issue, Vendor shall use trained personnel to expeditiously remedy the reported suspected Issue within the following time period:

Table 2 – Vendor Corrective Action Obligation

Issue Severity	Vendor Corrective Action Obligation
1- a/k/a ''business stand"	Worked on consistently until an official fix or adequate workaround is available. An action plan will be provided within two (2) hours of notification.
2	Worked on consistently during office hours until an official fix or adequate workaround is available. An action plan will be provided within one (1) Business Day (as defined in the Agreement).
3	Commercially reasonable efforts will be made to address prior to the next official release. An action plan will be provided within ten (10) Business Days.
4	Commercially reasonable efforts will be made to address by the next official release. An action plan will be provided within ten (10) Business Days.

c. On-Site Support. All efforts described above in Table 2 shall be performed on Vendor's premises.

d. Notification of Issues by Elevance Health. As a condition to Vendor's performance of Level 3Service with respect to an Issue, Elevance Health shall report the Issue in accordance with current Elevance Health Network Operation Center outage procedure by the means set forth in Table 3 below. Elevance Health designates its Network Operations Center and its personnel to report Issues to Vendor and receive issues from vendor. Issues reported correctly to Vendor by the Elevance Health Network Operations Center will be acknowledged by a Vendor designated technical account manager

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(hereinafter "Account Manager"), or their designee, who are sufficiently trained to assess the Issue and initiate corrective action by Vendor.

Table 3 – Elevance Health Notification Procedure and Acknowledgement of Vendor

Issue Severity	Anthem Notification Procedure
1- a/k/a ''business stand"	Immediate communication via telephone call to designated support representative. Issue reports will be acknowledged via telephonic response by Vendor within one (1) hour.
2	Telephonic or email communication to designated support representative. Issue reports will be acknowledged via telephonic response by Vendor within four (4) hours.
3	Telephonic or email communication to designated support representative. Issue reports will be acknowledged via telephonic response by Vendor within one (1) Business Day.
4	Telephonic or email communication to designated support representative. Issue reports will be acknowledged via telephonic response by Vendor within one (l) Business Day.
''Non-issue" proposed changes or enhancements	Via email or online supporting mechanism. Vendor will bundle all ''non-issue" proposed changes or enhancements and formally acknowledge them during periodic Vendor I Anthem product planning meetings.

e. Regular Communication; Escalation Procedures. In the process of resolution of Severity 1 and 2 Issues, Vendor shall provide regular updates to Elevance Health as to the progress of the Issue resolution. Further, each party shall designate a representative to be available by cell phone or other similar mode of communication outside of such party's regular business hours in order to confer regarding the Issue resolution process. If Vendor fails to meet the corrective action obligations in Table 2 with respect to Severity 1 and 2 Issues, Elevance Health may require that the following representatives of Vendor be engaged in the resolution process as follows, each within the period of allotted time as specified in Table 4 below:

Table 4 – Escalation Path

Severity	Escalation Path
1

If an action plan is not provided within six (6) hours: Account Manager

If an action plan is not provided within twelve (12) hours: Vice President

If an action plan is not provided within twenty-four (24) hours: Executive Vice

President

2

If an action plan is not provided within twenty-four (24) hours: Account Manager

If an action plan is not provided within forty-eight (48) hours: Vice President

If an action plan is not provided within seventy-two (72) hours: Executive Vice

President

5. DOCUMENTATION

Following an Error Correction, Major Release or Minor Release, as applicable, Vendor will supply Elevance Health as soon as available for general distribution, one (1) copy of modifications

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

of, supplements to, or new versions of the American Well Documentation for the American Well System, if any. Vendor shall conduct a root cause analysis in respect of any Severity 1 or Severity 2 Errors.

6. VERSION SUPPORT

Vendor shall provide Support and Maintenance Services in accordance with this Schedule II for the then most recent Major Release of the American Well System provided to Elevance Health by Vendor. In addition, Vendor shall provide Support and Maintenance Services for the next most recent Major Release of the American Well System for a reasonable period of time after delivery to Elevance Health of the newest Major Release to allow Elevance Health time to implement the newest Major Release, not to exceed one hundred twenty (120) days from the time the newest Major Release was delivered to Elevance Health for installation. Vendor shall provide no less than sixty (60) days advanced written notice of the delivery of the next Major Release.

7. CONDITIONS TO RECEIPT OF SUPPORT FROM VENDOR

In order for Elevance Health to obtain from Vendor the maintenance and support service obligations of Vendor described herein, Elevance Health shall fulfill the following obligations:

a. Elevance Health shall provide Vendor all information reasonably available to Elevance Health to assist Vendor in the necessary diagnosis of Issues within the response times set forth above, including the configuration of hardware and system operating software on the applicable hardware (when Elevance Health is hosting the American Well System), and the communication interfaces, insofar as these are significant. Elevance Health acknowledges that if it does not comply with this condition, or if erroneous or inadequate information is provided, then Vendor cannot be held accountable for delays in, or improper performance of, the Vendor maintenance and support services. Under no circumstances does Vendor warrant or represent that all Issues can or will be corrected. As necessary to provide the Support and Maintenance Services, and subject to Elevance Health's system security requirements, Elevance Health shall provide Vendor with remote access to Elevance Health's installation of the American Well System.

b. Elevance Health and/or Authorized Users shall be responsible for procuring, installing, and maintaining all applications, equipment, telephone lines, communications interfaces, and other hardware necessary to obtain from Vendor the maintenance and support services set forth above in this Section.

c. Elevance Health shall provide experienced IT professionals and customer service representatives with training regarding the American Well System to collaborate with Vendor on addressing Issues and implement any Error Correction, Enhancement, solution, workaround, or other such fix.

d. Vendor shall not undertake to fix Issues that are not Errors without the prior written consent of Elevance Health. Vendor shall only be obligated to provide Support and Maintenance Services with respect to Elevance Health's primary American Well System production environment on the Designated Equipment at the Designated Site.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

SCHEDULE III

PERFORMANCE STANDARDS

Subject to the terms and conditions of the Agreement, during the Term, Vendor shall deliver the Hosting Services in accordance with the performance standards described in this Schedule III.

1.
DEFINITIONS

Certain capitalized terms, not otherwise defined in this Schedule III shall have the meanings ascribed to such terms elsewhere in the Exhibits to the Agreement, or in the Agreement. The following capitalized terms shall have the definitions set forth below:

(a) "System Uptime" shall mean the total amount of time during any calendar month (twenty-four (24) hours a day, seven (7) days a week), measured in minutes, during which Elevance Health and its Authorized Users have the ability to access all, or all major features and functions, of the American Well System through the Hosting Services.

(b) “Scheduled Downtime" shall mean the total amount of time during any calendar month, measured in minutes, during which Elevance Health and its Authorized Users are unable to access all, or a major function or functions of the American Well System through the Hosting Services, due to planned system maintenance performed by Vendor, as set forth in the table below. Vendor shall perform scheduled system maintenance during scheduled maintenance windows as mutually agreed between Vendor and Elevance Health.

When Scheduled Downtime shall occur on a regular basis:	Purpose of Scheduled Downtime:	Maximum Duration of Scheduled Downtime:
Each day	Offline -backup	One (1) hour
Each Weekend	Minor System, database, application or hardware maintenance	Four (4) hours
Once per calendar month	Major maintenance or upgrades	Eight (8) hours

(c) "Unscheduled Downtime" shall mean the total amount of time during any calendar month, measured in minutes, during which Elevance Health is not able to access all, or a major function or functions, of the American Well System through the Hosting Services other than Scheduled Downtime as defined above.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d) "System Availability" shall mean, with respect to any particular calendar month, the ratio obtained by subtracting Unscheduled Downtime during such month from the total time during such month, and thereafter dividing the difference so obtained by the total time during such month. Represented algebraically, System Availability for any particular calendar month is determined as follows:

System Availability =	Total Monthly Time- Unscheduled
Total Monthly

NOTE: "Total Monthly Time" is deemed to include all minutes in the relevant calendar month to the extent such minutes are included within the Term of this Agreement.

2.
SYSTEM PERFORMANCE

(a)
System Availability Vendor shall achieve System Availability of at least [**] during each calendar month (the "Service Standard"), provided that any Unscheduled Downtime occurring as a result of (i) Elevance Health's breach of any provision of this Agreement; (ii) non-compliance by Elevance Health with any provision of this Agreement; (iii) incompatibility of Elevance Health's equipment or software with the Licensed Products; or (iv) performance of Elevance Health's systems shall not be considered toward any reduction in System Availability measurements.

(b)
Access to Support; Response Times. Elevance Health may report Unscheduled Downtime at any time (twenty-four (24) hours a day, seven (7) days a week), by telephoning Vendor at 1-888-548-8555 in accordance with Schedule III. Vendor shall respond to "business stand" reports immediately upon notification.

3.
MEASUREMENT AND REPORTS

(a) System Monitoring and Measurement. Vendor shall provide for monitoring of System Availability on an ongoing basis. All measurements of System Availability shall be calculated on a monthly basis for each calendar month during the Term. Availability of access to the features and functions of the American Well System through the Hosting Services shall be determined as follows.

Vendor is running a dedicated tool monitoring the status of the platform, which provides a periodic (at least a poll every fifteen (15) minutes) status of each of the systems or components. Based on this information a global platform status is calculated. Possible global status values are:

• Normal: The platform is up and running and all components are responding correctly.

• Warning: The platform is up and running with no significant impact from services point of view, but one or more components (redundant components) is not responding correctly.

• Critical: The platform is unavailable, all components of the same type are not responding despite the redundancy.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b) System Performance Reports. Vendor shall provide reports to Elevance Health setting forth measurements of System Uptime, Scheduled Downtime and Unscheduled Downtime and a calculation of System Availability for the relevant preceding month. If Elevance Health disagrees with any measurement or other information set forth in any such report, it must so inform Vendor in writing, provided that the accuracy of any such report shall be deemed conclusive unless such notice is provided by Elevance Health. Any such notice must indicate specific measurements in dispute and must include a detailed description of the nature of the dispute. Vendor and Elevance Health agree to attempt to settle any such disputes regarding System Availability and/or related measurements in a timely manner by mutual good faith discussions.

4.
SUPPORT REQUIREMENTS

(a) Supported Software. Vendor agrees to support the browsers and software interfaces set forth in the Documentation.

(b) Discontinuance of Said Support. Vendor must provide Elevance Health with one-hundred twenty (120) days' notice prior to discontinuance of support for any of the aforementioned browsers or software interfaces. Such notice will be provided under the Maintenance and Support Services.

5.
REMEDIES

If ‘s Uptime Percentage is less than is required in a particular month, Elevance Health shall be entitled to a credit (the “Service Level Credit”) for such month in accordance with the following table:

Uptime Percentage	Credit Amount
[**] % - [**] %	[**] of the monthly pro-rata portion of the annual Licensing Fee
[**] % - [**] %	[**] of the monthly pro-rata portion of the annual Licensing Fee
[**] % - [**] %	[**] of the monthly pro-rata portion of the annual Licensing Fee
<[**] %	[**] of the monthly pro-rata portion of the annual Licensing Fee

6. DATA BACK-UP AND RECOVERY

(a)
Back-Up of Elevance Health Database. Vendor shall perform back-up and archiving of Elevance Health Database according to the schedule set forth in the table below:

Type of Back-Up	Description	When does back-up occur?
Daily Incremental Files	All Anthem Database Deltas	Daily
Full Back-Up	Full Anthem Database backup	Monthly

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b) Back-Up Retention: Vendor shall retain back-up copies of the Elevance Health Database at a secure location according to the retention periods set forth in the following table:

Type of Back-Up	Retention Period
Daily Incremental Files	Thirty (30) days
Full Back-Up	One (1) Year

(c) Recovery of Archived Data: Vendor shall restore data files from archived copies as quickly as reasonably practicable, as necessary as a result of system failure or data corruption or losses. Elevance Health acknowledges that the amount of time required to restore archived data files is dependent upon numerous factors, including, but not limited, severity or the relevant data corruption or loss.

7. RESPONSE TIME

(a) Service Standard. Vendor shall achieve a Response Time for the American Well System of less than [**] for [**] of all measured System Transactions during the Response Time Measurement Period as calculated below and less than [**] for [**] of all measured System Transactions during the Response Time Measurement Period as calculated below.

(b) Definitions.

(i) "Response Time" is the elapsed time between a "HfTP/S" request entering the American Well System firewall, being received and processed by the American Well System, and an "HTTP/S" response leaving the American Well System firewall.

(ii) "Response Time Measurement Period" is the recurring period of time over which each Response Time Percentage will be calculated. The measurement period for determining Response Time Percentage is a calendar month.

(iii) "Response Time Target" is [**] or [**], or [**] or [**], as applicable to the respective measurement in accordance with Section 2.1.

(iv) "System Transactions" are the following:

•
Log-in for each Authorized User type
•
Log-out for each Authorized User type
•
Provider Search
•
View Health Summary
•
View Provider Details

(v) An "On Time Transaction" is a System Transaction that meets the Response Target Time.

(vi) The "Response Time Percentage" is determined by dividing the total On-Time Transactions by the total System Transactions in the Response Time Measurement Period and multiplying the result by one hundred (100). Response Time Percentage = (Total On-Time Transactions divided by Total System Transactions) x 100.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

8. EXCLUSION

Vendor shall not be responsible for any failure to meet the service level commitments set forth above if such failure is due to:

(a) Elevance Health's acts or omissions, including any Elevance Health misuse or abuse of the Vendor System or use in violation of the Agreement;

(b) Any extraordinary increases in service utilization unless Elevance Health has given Vendor days prior written notice of such increase;

(c) Third Party Components that originate through or are part of external networks;

(d) With respect to Response Time, any customizations, complex searches, or complex reporting needs that necessitate additional system processing time;

(e) Viruses, except where Vendor has failed to apply a generally available and approved definition within one (1) hour of the definition being available;

(f) Violations of the Terms of Use;

(g) An increase in service utilization after Elevance Health has provided notice to Vendor requesting an increase in service capacity but prior to Vendor having completed the implementation of such increase in capacity; or

(h) Any failure of any component for which Vendor is not responsible, including but not limited to all Elevance Health-provided or Elevance Health-managed electrical power sources, networking equipment, computer hardware, computer software or web site content.

(i) The service levels commitments set forth herein apply to Elevance Health's Single Instance of the American Well System.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

SCHEDULE IV

Intentionally left blank

EXHIBIT A

COMPENSATION

1.
Subscription Fees. Elevance Health will pay Vendor a flat annual subscription fee in the amounts set forth in the table below. The first payment (Fee for Year 2023) will be due on the Effective Date, and the other payments will be due on each anniversary thereafter.

Fee Description
Description	Fee for Year 2023	Fee for Year 2024	Fee for Year 2025
Subscription Fee- LHO	[**]	[**]	[**]
Project Fee- Innovation/Professional Services	[**]	[**]	[**]
Over all Fixed Fee	[**]	[**]	[**]

Subscription Description	Per Month Per Member Fee for Year 2023	Per Month Per Member Fee for Year 2024	Per Month Per Member Fee for Year 2025
License basis for non-Covered Individuals who access the American Well System	[**]	[**]	[**]

•
The Project Fees set forth above shall be paid in consideration of certain professional services performed by Vendor, as outlined in the Detailed Scope for (Innovation/Professional Services) Ongoing Services for LiveHealth Online in Exhibit C of this SOW. For clarity, Elevance Health shall pay the Project Fee annually in advance commencing on the Effective Date of this SOW. Vendor shall then bill professional and marketing services hours at a rate of $[**] per hour against the Project Fee until it is extinguished. In the event that the Project Fee has not been extinguished by the end of the year in question, then it shall be deemed paid to Vendor without any additional hours required to be incurred by Vendor. In the event that Vendor has incurred sufficient billable hours in a year such that the Project Fee has been extinguished, Vendor shall provide a one-time credit of [**] additional billable professional services hours to be allocated as directed by Elevance Health, which credit (i) may be utilized in any or multiple years of the Initial Term, and (b) shall be extinguished at the end of the Initial Term if it has not been fully utilized at that time. In the event that the annual Project Fee has been extinguished for any year of the Initial Term and the foregoing credit has also been fully utilized, then Vendor shall charge Elevance Health fees for professional services performed in accordance with Section 4 below.
•
The parties agree that if Vendor has not made available its Converge platform functionality as described in the Attachment to Exhibit B herein and which contains connections to Sydney and Anthem.com and provides access to urgent care, psychology, and psychiatry services, to Elevance Health for use by Covered

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Individuals by January 1, 2024, it shall provide a [**] reduction on the foregoing Platform Fees on a monthly pro-rated basis for every month after January 1, 2024 until such platform and functionality are successfully made available by Vendor.
•
In the event that this SOW is renewed for an Extension Term, the “Fee for Year 2025” set forth above shall be due and payable to Vendor by Elevance.

2.
Intentionally left blank.

3.
Penalties.

a.
Reports: Commencing on January 1, 2023, Vendor commits to providing the following custom reports to Elevance Health in the frequency set forth below:

i.
Hourly Reports:
1.
Hourly patient visit summaries sent to Elevance Health’s longitudinal patient record set

ii.
Daily Reports:

1.
Daily full Book of Business activity summary
2.
Daily full Book of Business wait times

iii.
Monthly Reports:

1.
Feeds (registrations & visits) pushed to Elevance Health’s Client Information Insights (CII) application
2.
Monthly BH utilization
3.
Monthly Plan State utilization
4.
Monthly Market Segment utilization
5.
Monthly Business Review / Analysis

iv.
Quarterly Reports:
1.
Quarterly CSBD Update / Business Review
2.
Joint Operating Committee / Book of Business
3.
Customer Service Reports

For clarity, Vendor's obligations in subsections (b) and (c) below shall also commence on January 1, 2023.

b.
Report Delivery Mechanism Issues:

i.
For those cases where the delivery mechanism of the Vendor reports set forth in subsection A above fails (such as the scheduled job or the sftp process), Vendor commits to monitoring delivery of such reports and

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

using commercially reasonable efforts to notify Elevance Health by 9am ET on business days of non-delivery.

ii.
Vendor commits to resolving any such delivery issue within 12 hours of the earlier of (i) notification of non-delivery by Elevance Health or (ii) notification by Vendor to Elevance Health of non delivery.

iii.
Reports not delivered within that time frame will be subject to an aggregate penalty of [**] per day (meaning Vendor's maximum penalty is [**] per day).

iv.
Non-delivery related to Elevance Health technology problems will be excluded from this penalty.

v.
For clarity, the parties agree that the foregoing shall apply solely to non-delivery of reports. If there are issues with the content of the report, they shall be resolved in accordance with Subsection C below.

c.
Report Defects:

i.
The SLA set forth below will apply to all of the Business Critical Reports set forth above

ii.
Vendor will have 10 Business Days to resolve a defect with one of the foregoing reports upon confirming and reproducing the defect.

iii.
Vendor will have no more than 2 Business Days to confirm and reproduce the defect upon being notified by Elevance Health. Elevance Health commits to working with Vendor to help in the identification of the defect.

iv.
Defects not resolved within 12 Business Days of notification will be subject to an aggregate penalty of [**] per day (meaning Vendor's maximum penalty is [**] per day) starting on the 13th Business Day after notification.

v.
Vendor shall pay any penalties due under subsection (b) and (c) above in arrears and on a quarterly basis. Any such payment shall be made within 30 days of the last day of the applicable quarter and may be offset against amounts owed by Elevance Health to Vendor.

4.
Professional Services Fees.

a.
During the Term, Elevance Health shall pay fees for the Professional Services on a time and materials basis at a blended rate ("Professional Services Rate") of [**] per hour.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

b.
Elevance Health shall reimburse Vendor for those expenses (e.g., expenses for other printing costs or outsourced marketing services) incurred in connection with such Statement of Work as agreed in advance by the parties in writing.

c.
Vendor shall present appropriate receipts or other evidence of payment with its invoices regarding reimbursement of such expenses.

d.
Vendor shall not increase the Professional Services Rate prior to December 31, 2023. Thereafter, Vendor may increase the Professional Services Rate, on an annual basis, for any SOW executed after December 31, 2023 and throughout the Term in an amount not to exceed the percentage increase in the Consumer Price Index-All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, Base Period 1982-84=100 published by the United States Department of Labor's Bureau of Labor Statistics (the “CPI”), over the previous twelve (12) month period. If the CPI is no longer published at the relevant time, the parties shall designate the most closely comparable index. Annual rate increases can only be applied to a SOW executed 6 months or less prior to such increase and such increase shall apply only to work done after the effective date of such annual increase.

e.
Vendor shall provide Elevance Health with sixty (60) days advance written notice of any price increases described in this Section 4.

5.
Payment of Fees and Expenses. Vendor shall invoice Elevance Health for the fees set forth in the Agreement as applicable ("Fees"). Except for the Fees and expenses agreed to in this Exhibit A and not otherwise incurred in violation of this Agreement ("Expenses"), no other amounts shall be charged by Vendor or payable by Elevance Health. Vendor shall not have any right of offset against amounts owed to it by Elevance Health.

6.
Elevance Health Invoice Requirements. Vendor shall invoice Elevance Health for all Fees and, if applicable, Expenses via the Elevance Health Invoice online tool in accordance with the then current requirements at http://www.Wellpoint.com/business/American Well_relations.asp. Vendor shall not charge Elevance Health for researching, reporting or correcting errors related to invoices. The invoice date shall not be earlier than the date on which Vendor is entitled to payment under the Agreement, or if not specified in the Agreement, invoices may be issued monthly in arrears. Each such invoice shall contain sufficient detail to allow Elevance Health to identify all Services rendered. Elevance Health shall not be responsible for any Fees or Expenses invoiced more than four (4) months after the close of the month to which such fees or expenses relate.

7.
Payments.

a.
Upon receipt of a correct and undisputed invoice, Elevance Health shall pay the amounts in accordance with Elevance Health's then current payment policies (e.g. payment via the ACH electronic payment to Vendor's financial institution per instructions in Elevance Health's ACH electronic payment form).

b.
Except as otherwise provided in a Statement of Work, all payments are due to Vendor within thirty (30) days of invoice date; provided however, that in the event

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the amount of any payment by Elevance Health exceeds _______________________ Dollars ($__________), Elevance Health payments shall be due to Vendor within thirty five (35) days of invoice date. All fees and charges are stated in United States Dollars. Any amounts payable pursuant to this Agreement are to be net to Vendor and shall not include taxes or other governmental charges or surcharges, if any. If any excise, use, property or other taxes, or any other governmental charges or surcharges (including, without limitation, interest, penalties and fines) are due or are assessed on or with respect to any amounts payable by Elevance Health pursuant to this Agreement (other than Vendor's income taxes), they will be the sole responsibility of and payable by Elevance Health. Elevance Health shall not be liable for the payment of taxes imposed upon Vendor or upon Vendor's personnel resources, including state and federal income taxes, franchise taxes, Social Security taxes, welfare taxes, unemployment contributions, disability insurance, training taxes and any prepayments, estimated payments, reports, or withholdings required for such taxes. Except as provided in Section 8 below, past due balances on the amounts due to Vendor pursuant to this Agreement shall be subject to an interest charge equal to (a) the lesser of one percent (1.0%) per month OR (b) the maximum rate not prohibited by applicable law, in each case, computed from the date fifty (50) days after invoice date of each payment.

8.
Invoice Disputes. Elevance Health may withhold payment of good faith disputed invoiced amounts until no later than ninety (90) days after the date on which such withheld amounts are due if Elevance Health notifies Vendor within the original payment period that such amounts are disputed and are being withheld, along with a written statement specifying the portion of fees or expenses being withheld and providing a reasonably detailed explanation of the reasons for withholding such fees or expenses. The parties shall negotiate expeditiously and in good faith to resolve any such dispute, and Elevance Health will pay all outstanding amounts as may be agreed by the parties in writing within thirty (30) days of the conclusion of such dispute resolution process, or within such ninety (90) day period, whichever concludes sooner, and no interest shall accrue on amounts withheld pursuant to this Section during the foregoing time period. Invoices which are not sent via the Elevance Health Invoice online tool shall automatically be deemed to be in dispute until the invoice is resubmitted via such online tool; provided that access to such online tool is available to Vendor.

9.
Resale.

(a)
In the event that Elevance Health desires to resell the Online Care Service to another health plan or insurer, the parties will meet and negotiate in good faith the terms and related fees due to Vendor resulting from such a transaction. For clarity, Elevance Health will not be able to consummate such a resale or other transaction with a health plan or insurer without Vendor’s written consent or an amendment to this Agreement.

(b)
In the event that Elevance Health desire to resell employer service offerings developed by Vendor to Elevance Health’s employer clients, Elevance Health may purchase such offerings from Vendor at the prices set forth on Schedule 1 to Exhibit A, attached hereto. In such a case, Vendor will issue an invoice which shall be payable by Elevance Health in accordance with the terms in the Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

In the event of a unique circumstance regarding a potential Elevance Health customer, the parties will meet and negotiate in good faith variations from the terms and related fees due under Schedule 1 to Exhibit A related to such a transaction. For clarity, Elevance Health will not be able to consummate such a unique resale or other transaction without Vendor’s written consent or an amendment to this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Attachment 1 to EXHIBIT A

Amwell Clinical Program Offerings:

Reseller Rates. The parties agree to the following reseller rates until December 31, 2025. At that time, the parties will renegotiate the rates in good faith and memorialize their understanding via an amendment to the Agreement.

1.
Parties agree that rates quoted to a Company Client based on reseller rates listed below shall be valid for a period of 12 (twelve) months from the date a formal written proposal is presented to such Company Client. In addition, Vendor shall not change the pricing to Elevance Health with respect to a Company Client for the first year of the contract with such Company Client.

Program or Service	Description	Sub program	Pricing Method	Wholesale Price
Healthy Impact Offerings	Direct to employer programs for health and wellness	• Healthy Weight • Healthy BP • Tobacco Free	Per participant per year admin fee	$[**] HW $[**] HBP $[**] Tobacco Free
		Healthy Sleep	No charge
		Dermatology	No charge
		Prevent Diabetes	Prevent Diabetes is billed on the AMG professional contract using the respective Diabetes Prevention CPT codes and paid through claim dollars.
	MSK Coaching and digital PT	MSK and Pelvic Health PT

MSK and Pelvic Health PT are priced using three milestones. The milestones may be billed as an admin fee per enrolled participant.

(Also,based on client preference, the Milestones may be billed as claims using an agreed upon fee schedule.)

Milestone definitions are included in Section 2 herein

See Section 2 below

Pricing may be modified on any program for a particular client as mutually agreed to by both parties.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

2.
MSK and Pelvic Health PT Definition of Milestones 1-3

Below are event-based milestones, triggered by a participant’s utilization of the MSK and/or Pelvic Health program. Vendor agrees to bill Elevance Health only for Milestones completed by participants. For the purposes of the MSK and Pelvic Health program, Parties agree that all milestones listed below must be completed within 12 months from the date of completion of Milestone 1. Vendor shall not bill Elevance Health for more than 3 milestones per participant per MSK or Pelvic Health program.

Milestone	Wholesale Price per Participant	▪ Includes	▪ Billing Trigger
Milestone 1	▪ $[**]	• Technology Kit • Marketing Engagement services	▪ Delivery receipt of the kit
Milestone 2	▪ $[**]	• Video coaching assessment session with PT • 3 exercise modules with the Digital platform • Unlimited chat-based interactions with PT coach	▪ Participant completes 3 exercises with their Digital platform
Milestone 3	▪ $[**]	• 6 exercise modules with the Digital platform • Unlimited chat-based interactions with PT coach • Additional exercise modules may be completed by participants at no additional cost to Elevance Health	▪ Participant completes 9 exercises with their Digital platform

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

EXHIBIT B

AMWELL PRODUCT SCHEDULE CONVERGE

This Supplier Product Schedule (the “Schedule”) incorporates by reference that certain Master Services Agreement, (the “MSA”), by and between American Well Corporation, a Delaware corporation (“Supplier”) and Elevance Health, Inc., an Indiana corporation, f/n/a/ Anthem Inc. (“Company or “Elevance Health” or “Elevance”). This Schedule applies exclusively to the use of products and services licensed pursuant to this Schedule. In the event of any conflict between the terms of this Schedule and the MSA, this Schedule controls.

The parties agree as follows:

i.
Definitions and Interpretation.
a.
AMG means Supplier’s clinical partner, Online Care Network II PC, d/b/a Amwell Medical Group.
b.
Application means a software application which interoperates or exchanges data with the Service and which is identified as an Application in this Schedule or the MSA.
c.
Authorized User means a (i) Provider, (ii) Patient, (iii) Guest or (iv) employee of Elevance Health having permission-based access to manage the Service, including viewing and managing user accounts, managing configurations, accessing reports and monitoring utilization.
d.
Consultation means a single completed synchronous online or phone consultation for Health Services using the Service between a Patient and one or more Providers or between two or more Providers. For the purpose of this definition, “completed” means the Providers and/or Patient successfully connected to a visit room or call for 20 or more seconds.
e.
Support Services Guide means the Hosting Operations Guide located at https://static.americanwell.com/app/uploads/2022/04/Hosting_Operations_Guide_All_Platforms_v1.0.pdf.
f.
Documentation means the Converge product description set forth in this Schedule, respectively.
g.
Effective Date has the meaning set forth in the SOW.
h.
Guest means an individual invited to a Consultation by a Provider or Patient.
i.
Health Services means the direct to consumer healthcare and related clinical services offered by Elevance Health’s contracted or employed Providers delivering care under Elevance Health’s brand to or for any Patient.
j.
Patient means any person who is a pre-existing patient of a Provider or a direct-to-consumer patient or member seeking a Provider via the Service.
k.
Provider means Elevance Health’s contracted or employed healthcare providers delivering Health Services.
l.
Service or Services. Means Supplier’s multi-tenant Converge Platform which enables the delivery of Health Services by Providers to Patients.
m.
Term means the term set forth in the MSA.
n.
Territory means the United States.

ii.
Access Grant; Licensed Usage. During the Term and subject to the terms and conditions of the Agreement and this Schedule, Supplier will make the Services available to Elevance Health to allow Providers to deliver Health Services to (or for) Patients within the Territory via the number/type of Programs, Consultations, or Applications purchased by Elevance Health. If Elevance Health’s license is limited by a different metric or metrics, such metric(s) shall also be set forth in the MSA.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

iii.
Support Services. In consideration of the Services fees, during the Term, American Well shall provide the support and maintenance services set forth in the Support Services Guide.

iv.
Third Party Components. Commencing on the Effective Date, in order to utilize the Services, Elevance Health hereby agrees to the terms located at https://static.americanwell.com/app/uploads/2022/04/Converge-MSA-Flow-Down-Exhibit_LegacyIncluded_v.01.pdf.

v.
Exclusions. Intentionally left blank.

vi.
Miscellaneous: In the event of a conflict between the terms of this Schedule and the MSA, with respect to the Converge Platform, the documents shall control as follows: (i) this Schedule and (ii) the Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Attachment to Exhibit B : CONVERGE DOCUMENTATION

Our Technology and Operations

Supplier’s technology platform is designed to provide superior patient and provider experiences, encompassing the complete end-to-end telehealth visit. Our backend architecture also supports security, data exchange, integration with EHRs, other data repositories and third-party devices. Finally, we offer a portfolio of services to our clients to support their telehealth platform.

Overall Platform Design for Converge

User Experience

Converge is designed to be a consistent experience across applications, workflows or access points for both providers and patients. Our platform is fully web responsive, with multiple patient access points, including laptops, desktops, phones, and tablets. The experience does not require an app download and can seamlessly be embedded into your own web-based or native mobile digital experience minimizing client-side interdependencies and upkeep.

The experience provides flexibility and configurability to adapt to a client’s own clinical services and workflows, and a robust engine to load-balance provider pools. The experience has multiple layers of configuration and has been built in a modular fashion to support swapping key workflow components with a client’s preferred solution. Telehealth workflows, once configured, can be seamlessly deployed to multiple member entry points when embedded into other portals, the experience can adapt to the look and feel of that digital property. The entire user experience is fully brandable, letting providers and patients know they are meeting under the trusted brand of your healthcare organization.

Patients can join a visit by clicking on an email or text message, no registration or download required. A pre-visit tech check validates that the patient is ready for the visit.

The in-visit experience includes participant chat and screen sharing (on a desktop device only), with a choice to share the entire screen, a specific application, or a specific browser window. Converge creates a unique video room for each encounter, enabling multiple participants (providers, clinical staff, interpreters, etc.) to come and go from the video room while the patient remains connected. The visit provides flexibility to invite other participants and provides transparency when these users join.

Security and Reliability

Converge has been designed to be secure and scalable and uses the latest proven approaches to reinforce this security including automated testing and security scans vetted by our QA and cybersecurity teams. We also have a full, evidence-grade digital forensics system which provides real-time analysis using multiple cloud forensic tools to our cybersecurity team. Supplier uses Auth0 with OAuth 2.0 single sign-on webRTC for in-browser video and Google’s Healthcare API for secure and standardized data storage, and intelligent patient queuing for visits driven by machine learning. These security capabilities help prevent or limit the impact of cyberattacks.

Scalability and Innovation

Converge allows providers to expand their use of telehealth, taking advantage of highly scalable managed services from best-in-class technology partners. A serverless, multi-cloud, microservices architecture lets Supplier adapt to the scale of processing power needed to address visit volumes. Clients can implement a unique experience for

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

patients and providers and embed workflows from their own branded web and mobile solutions using Supplier’s low code tools.

Interoperability

Converge is built on FHIR (“Fast Healthcare Interoperability Resources”). Being FHIR native allows Supplier to be interoperable with the healthcare ecosystem and creates an open platform for third-party developers.

App Framework

We have opened Converge to partners and customers to build on and expand its abilities. Converge integrates applications created by outside developers, whether to serve their own organizations or offer innovations to our large ecosystem. Supplier built Converge from the ground up using native FHIR standards, with an ‘API-first’ methodology that unlocks open collaboration. The FHIR APIs at the core can invoke and give context to an external service, which can then be loaded inside the telehealth experience, right in the field of view between the patient and the clinician. Supplier provides a developer portal as well as all the documentation and testing tools to support innovation.

Technology Back-end Architecture

Secure, Scalable, Hosted Environment

We host the Supplier Platform in redundant data centers designed with high levels of availability, redundant subsystems, and compartmentalized security zones.

Supplier utilizes a multi-tiered security architecture. All data is encrypted both in motion and at rest using the latest encryption technologies. Our C3 data control center constantly monitors for vulnerabilities and intrusions, including using third-party penetration testing.

Reporting and Analytics

Supplier provides a range of standard administrative, utilization and clinical reports, allowing clients to analyze key metrics and assess the value of the digital care platform. More advanced analytics, including the ability to configure custom reports to support the business, are user-accessible via our data exploration and discovery business intelligence tool for an additional fee.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

EXHIBIT C

Scope (Innovation/Professional Services): Ongoing Services for LiveHealth Online

1.
Introduction

Elevance Health Inc. (“COMPANY”) and American Well Corporation (“American Well”) have entered into an Vendor Agreement (“Master Agreement”) dated as of January 1, 2023,. Except in the event of any conflict with the terms of this Scope, the terms and conditions of the Master Agreement are incorporated herein by reference and shall govern the performance of the parties’ duties under this SOW.

2.
Work Description

Following are the ongoing services covered in this SOW and paid for via the annual Project Fee (as set forth in Exhibit A hereto):

•
Deliver mutually agreed upon telehealth website hosting, support, technical and program oversight services for visits, customer service, Elevance Health member engagement programs, employer specific engagement programs, client reporting, Account Management and SME support for Elevance Health sales and national account teams, government relations advocacy support, web, social and mobile app innovation, continued program development support including medical and behavioral health visits.

•
Mutually agreed upon development work to maintain and update www.livehealthonline.com assets, white labeling efforts, and to modernize connections as needed between the American Well platform and other third parties, which may include the Availity clearinghouse services, Sydney Health, the LHO CRM and other functionality which is part of the ongoing innovation to support Elevance Health program offerings.

•
Work with Elevance Health to develop and offer innovative programs which bring additional value and can be sold to employers

•
Develop, innovate, and pilot with devices such as remote patient monitoring and other healthcare tools integrated with the LiveHealth Online telehealth to deliver a more complete virtual care experience.
•
Work with Elevance Health’s Digital, CSBD, DBG, and GBD leadership to find innovative ways to improve access to care, make care more affordable and improve consumer engagement to make Elevance’s healthcare programs more effective and impactful.

•
Execute an annual mutually agreed upon strategy to drive engagement among Elevance Health members, working with Elevance Health and its ASO employers. This engagement campaign includes specific repeatable tactics which can be used with each large employer, Elevance Health wide member communication support, social media campaigns and other engagement tactics as described in an annual engagement plan.

Certain confidential information contained in this document, marked by [**], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.